Exhibit 10.4
FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
EXECUTIVE SAVINGS PLAN II
Effective as of December 15, 2004, PNM Resources, Inc. (the “Company”) adopted the PNM Resources, Inc. Executive Savings Plan II (the “Plan”). The Plan has been amended on a number of occasions, with the most recent restatement being generally effective as of January 1, 2009. By this instrument, the Company now desires to amend the Plan to eliminate the special credits that are provided due to a Change in Control.
1.    This First Amendment shall be effective as of January 1, 2012.
2.    This First Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
3.    Section 3.4(c) (Supplemental Credits - Termination During the Plan Year) of the Plan is hereby amended and restated in its entirety to read as follows:
(c)    Termination During the Plan Year. An Eligible Officer must be employed on December 1 of the relevant Plan Year in order to receive the Supplemental Credit called for by Section 3.4 (Supplemental Credits) for that Plan Year. Notwithstanding the prior sentence, an Eligible Officer shall receive a pro-rata Supplemental Credit if the Eligible Officer incurs a Separation from Service before December 1 of any Plan Year under any of the following circumstances: (1) after reaching Normal Retirement Date; (2) under circumstances that entitle the Eligible Officer to receive benefits under the Officer Retention Plan; (3) due to Disability or (4) due to the death of the Eligible Officer. The pro-rata Supplemental Credit shall be calculated based on the time elapsed between December 1 of the prior Plan Year and the date of the Eligible Officer's Separation from Service as compared to 365 days and shall be credited to the Eligible Officer's Supplemental Credit Account within thirty (30) days of the Eligible Officer's Separation from Service. For example, if an Eligible Officer terminates employment on June 1, 2012 due to retirement, the Eligible Officer will receive 50% of the Supplemental Credits for the 2012 Plan Year and that amount will be credited to the Eligible Officer's Supplemental Credit Account by July 1, 2012.
4.    Section 3.6 (Special Change In Control Provisions) of the Plan is hereby amended and restated in its entirety to read as follows:

3.6    Reserved.
IN WITNESS WHEREOF, PNM Resources has caused this First Amendment to be executed as of this _28__ day of _March________, 2012.

PNM RESOURCES, INC.
By:    /s/ Patrick Apodaca
Its:    Sr. V.P., General Counsel & Secretary